Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC.

REPORTS POSITIVE FIRST QUARTER FINANCIAL RESULTS

ATLANTA, GEORGIA, April 23, 2008: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for the first quarter ended March 31, 2008. Revenues grew 4.4% to $210.1 million compared to $201.2 million for the first quarter ended March 31, 2007.

The Company recorded net income of $13.8 million or $0.14 per diluted share for the first quarter ended March 31, 2008, compared to $12.8 million or $0.13 per diluted share for the first quarter ended March 31, 2007.

On January 23, 2008, Rollins, Inc. approved a 25% increase in the Company’s regular quarterly cash dividend to $0.0625. Also in the first quarter, the Company announced that it repurchased 236,000 shares of common stock at a weighted average price of $17.09 per share. In total, approximately 778,000 additional shares may be purchased under previous authorization by the Board of Directors.

Commenting on the Company's results, Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. said, “We were pleased with our revenue improvement in the first quarter. Commercial sales, which significantly increased in the fourth quarter, continued to be strong in our first quarter. This quarter is not a high volume quarter for Residential Pest Control and Termite Control due to the small amount of pest activity. As the weather warms, these businesses will gain momentum.

"On April 3, 2008, we completed the acquisition of HomeTeam Pest Defense, a subsidiary of Centex Corporation (NYSE:CTX) for a cash payment of approximately $137 million. HomeTeam recorded pest control revenues of $134 million for the twelve months completed March 31, 2007. HomeTeam has 50 offices in 13 states, is the nation’s third largest residential pest management company and performs services for approximately 400,000 customers coast to coast. This acquisition provides significant opportunity for Rollins to leverage HomeTeam’s proprietary technology and new home marketing expertise to more markets throughout the U.S. The purchase of HomeTeam will provide us with an entry into a new business channel, and provide our company a meaningful opportunity for longer term growth. We look forward to working with this great team of professionals, and will benefit from their talent and experience.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, Rollins HomeTeam, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 2.1 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s belief that its residential pest control and termite control businesses will gain momentum as the weather warms; the acquisition of HomeTeam Pest Defense provides significant opportunity for the Company to leverage HomeTeam’s proprietary technology and new home marketing expertise to more markets throughout the U.S.; the purchase of HomeTeam will provide the Company with an entry into a new business channel and provide the Company a meaningful opportunity for longer term growth; and the Company will benefit from the talent and experience of the HomeTeam Pest Defense team of professionals. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
	2008	2007
At March 31,	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$71,365	$54,994
Trade receivables, short-term	53,908	50,711
Materials and supplies	8,715	8,691
Deferred income taxes	17,901	19,603
Other current assets	9,115	9,971
Total Current Assets	161,004	143,970

Equipment and property, net	76,823	76,850
Goodwill	126,296	125,230
Other Intangible Assets	9,176	9,195
Customer Contracts	60,843	65,950
Deferred income taxes	7,676	12,956
Trade receivables, long-term	8,918	8,519
Prepaid Pension	17,169	—
Other assets	6,828	5,514
Total Assets	$474,733	$448,184

LIABILITIES
Capital leases	$798	$1,183
Accounts payable	18,562	15,827
Accrued insurance	14,235	13,978
Accrued compensation and related liabilities	33,048	33,189
Other current liabilities	32,553	35,889
Unearned revenue	85,253	83,674
Total Current Liabilities	184,449	183,740

Capital leases, less current portion	757	939
Accrued pension	—	6,946
Long-term accrued liabilities	52,979	51,694
Total Liabilities	238,185	243,319

STOCKHOLDERS’ EQUITY
Common stock	100,913	101,919
Retained earnings and other equity	135,635	102,946
Total Stockholders’ Equity	236,548	204,865
Total Liabilities and Stockholders’ Equity	$474,733	$448,184

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FIRST QUARTER ENDED MARCH 31,
(in thousands except per share data)
(unaudited)

	Three Months ended
	March 31,
	2008	2007
REVENUES
Customer services	$210,078	$201,232
COSTS AND EXPENSES
Cost of services provided	110,359	106,836
Depreciation and amortization	6,631	6,686
Sales, general and administrative	70,760	67,041
(Gain)/loss on sales of assets	(21)	(7)
Interest income	(397)	(552)
	187,332	180,004
INCOME BEFORE TAXES	22,746	21,228
PROVISION FOR INCOME TAXES	8,907	8,435
NET INCOME	$13,839	$12,793

NET INCOME PER SHARE - BASIC	$0.14	$0.13
NET INCOME PER SHARE - DILUTED	$0.14	$0.13

Weighted average shares outstanding - basic	99,388	100,982
Weighted average shares outstanding - Diluted	100,401	103,094

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter results on:

Wednesday, April 23, 2008 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-366-3908 domestic;

303-262-2130 international

at least 5 minutes before start time.

REPLAY: available through April 30, 2008

Please dial 800-405-2236/303-590-3000, Pass code: 11112420

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazmin at Financial Relations Board at 212-827-3777

Or email to jjazmin@frbir.com